Exhibit 10.10

2015 Management Incentive Program

Purpose

The purpose of the Endurance International Group Holdings, Inc. (the “Company”) Management Incentive Program is to share the success of the company. This document describes guidelines and administration.

Eligibility

Eligibility is determined by role and level within the organization; generally Director-level (SM) and above Exempt professionals. Eligible employees are notified in writing. Employees must be hired by October 31st to be eligible for that year’s bonus. To receive payment, an employee must be actively working for the Company at the time payment is made and in good standing. Any Employee eligible to participate in any other discretionary incentive plan including without limitation a sales commission plan is ineligible.

Participation Level

Individual target bonus percentage is determined by Organization Level.

Eligible Earnings

Eligible earnings include payments made during the year of regular earnings excluding payments for overtime, bonuses and other special or incentive payments.

Annual Bonus Pool Determination

Bonus pool funding is dependent upon reaching Revenue growth and EBITDA targets set by management. A minimum threshold must be achieved by the Company before any bonus will be paid. During the first quarter of the following year, a Company Achievement Factor is determined based upon performance results provided by the Finance group. Adjustments to achievement may be made to neutralize the impact of any mergers, acquisitions and unexpected activities.

Any evaluation of the attainment of the performance goals may include or exclude any of the following events that occur during the performance year: any reorganization or restructuring transactions; extraordinary nonrecurring items; and significant acquisitions or divestitures.

The Company Achievement Factor is based on the Company’s performance, and is weighted 60% on Revenue growth and 40% on EBITDA performance. EBITDA and Revenue minimum performance threshold is set at 90%. The plan can pay out if one target is hit but not the other. Achievement of 100% EBITDA and 100% revenue performance will equate to 100% funding of the bonus pool.

Example: 92.3% Achievement g 70.7% Payout Factor

Calculation Guidelines

In addition to the corporate goals set by management, the bonus calculation is dependent upon individual performance as determined by direct manager.

Target bonus payment is the product of eligible earnings * target % * Company Achievement Factor. Actual bonus payment is determined by management and will be adjusted based on individual performance.

Rating	Individual Performance Multiplier
Star Performer	100% ++
On Track	100%
Developing Performer	< 100%
Off Track	0%; i.e., not bonus eligible

Example

Eligible Earnings:	$25,000
Target %:	10% or $2,500
Achievement Factor:	70.7% or $1,768
Individual Performance adjustment:	110% or $1,944
Final Bonus Payment	$1,944

Payment Timing

Payments are made via payroll following the 4th Quarter earnings release. All payments and program funding are at Board discretion.

MIP

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